Exhibit 99.3

NOTICE OF SETTLEMENT OF DERIVATIVE ACTION,

HEARING THEREON, AND RIGHT TO APPEAR

IMPORTANT NOTICE TO ALL CURRENT HOLDERS OF IMPERIAL SUGAR COMPANY COMMON STOCK AS OF JULY 30, 2010 (“CURRENT IMPERIAL SHAREHOLDERS”) (EXCLUDING DEFENDANTS) AND THEIR SUCCESSORS-IN-INTEREST. PLEASE NOTE THAT THIS ACTION IS NOT A “CLASS ACTION” AND NO INDIVIDUAL SHAREHOLDER HAS THE RIGHT TO BE COMPENSATED AS RESULT OF THIS SETTLEMENT.

PLEASE TAKE NOTICE that the above-captioned shareholder derivative action (the “Action”) is being settled. The terms of the proposed settlement of the Action (the “Settlement”) are set forth in a Stipulation of Settlement dated July 30, 2010 (the “Stipulation”). This summary should be read in conjunction with, and is qualified in its entirety by reference to, the text of the Stipulation, which has been filed with the Court.1

The Action was brought derivatively on behalf of Imperial Sugar Company (“Imperial” or the “Company”) against certain current and former officers and directors of the Company for alleged breaches of fiduciary duties, arising from, among other things, the Individual Defendants’ alleged knowing or reckless failure to oversee the affairs of the Company in a safe and legal manner while allegedly being on notice of the extreme dangers of combustible sugar dust at the Company’s refineries.

The terms of the Settlement set forth in the Stipulation includes: (1) the adoption and/or implementation of a variety of reforms, including measures that relate to and address many of the alleged underlying issues in the Action, including, but not limited to, the implementation of various corporate governance reforms; and (2) the implementation of various safety reforms to Imperial’s safety processes and procedures, including, the adoption of a comprehensive Housekeeping Policy; the establishment of a Corporate Safety Council; the adoption and establishment of a Corporate Safety Policy and a “Safety Above All Else Policy”; the retention of experts and outside consultants; and the adoption of new safety procedures and initiatives regarding management of change, incident reporting and investigation, and process hazard analyses relating to fire and explosion hazards. The Settlement also provides for Imperial to pay Plaintiffs’ Counsel’s attorneys’ fees and expenses in the amount of $2.65 million (the “Fee and Expense Award”), subject to Court approval.

IF YOU ARE A CURRENT OWNER OF IMPERIAL COMMON STOCK, YOUR RIGHTS MAY BE AFFECTED BY PROCEEDINGS IN THE LITIGATION.

On October 18, 2010, at 11:00 a.m., a hearing (the “Settlement Hearing”) will be held at the Harris County Civil Courthouse, 201 Caroline, 14th Floor, Houston, TX 77002, to determine: (1) whether the terms of the Settlement should be approved as fair, reasonable, and adequate; (2) whether the Action should be dismissed on the merits and with prejudice; (3) whether the agreed-to Fee and Expense Award described above should be awarded, and (4) such other matters as may be necessary or proper in the circumstances.

[1]	All capitalized terms herein have the same meanings as set forth in the Stipulation.

Any Current Imperial Shareholder that objects to the Settlement of the Action shall have a right to appear and to be heard at the Settlement Hearing, and may enter an appearance through counsel of such Person’s own choosing and at such Person’s own expense or may appear on their own. However, no Person other than Plaintiffs’ Counsel and Defendants’ counsel in the Action shall be heard at the Settlement Hearing unless no later than fourteen (14) days prior to the date of the Settlement Hearing, such Person has filed with the Court and delivered to counsel for the Parties a written notice of objection, signed as authorized by the objecting shareholder, setting forth their ground for opposing the Settlement, and proof of both their status as a current Imperial shareholder and the dates of stock ownership in Imperial. Any objecting shareholder must also file with the Court and deliver to all counsel in the Action (listed below), copies of any documents, exhibits, affidavits, or other evidence the shareholder will rely upon in support of his or her objection. Only Current Imperial Shareholders who have filed and delivered valid and timely written notices of objection will be entitled to be heard at the Settlement Hearing unless the Court orders otherwise.

If you wish to object to the Settlement, you must file a written objection setting forth the grounds for such an objection and providing proof of current ownership of Imperial stock with the Court on or before October 4, 2010, with service on the following parties:

Robin Winchester

BARROWAY TOPAZ KESSLER

    MELTZER & CHECK, LLP

280 King of Prussia Road

Radnor, PA 19087

Counsel for Plaintiff Robert Delaney

David Sterling

Rebecca L. Robertson

BAKER BOTTS L.L.P.

One Shell Plaza

910 Louisiana Street

Houston, TX 77002

Counsel for Nominal Defendant, Imperial Sugar Company

Paul Curnin

Abigail Hazlett

SIMPSON THACHER & BARTLETT LLP

425 Lexington Avenue

New York, NY 10017-3954

Counsel for the Special Litigation Committee

Any Person who fails to object in the manner described above shall be deemed to have waived the right to object (including any right of appeal) and shall be forever barred from raising such objection in this or any other action or proceeding, unless the Court orders otherwise.

Current Imperial Shareholders who have no objection to the Settlement or the Fee and Expense Award do not need to appear at the Settlement Hearing or take any other action. If you are a Current Imperial Shareholder, you will be bound by the Final Order and Judgment of the Court, and you will be deemed to have released any and all claims that have or could have been brought in the Action.

Inquiries may be made to Lead Counsel: Robin Winchester, Barroway Topaz Kessler Meltzer & Check, LLP, 280 King of Prussia Road, Radnor, PA 19087; telephone: 610-667-7706.

DATED: August 25, 2010	BY ORDER OF THE COURT
HARRIS COUNTY, TEXAS

DO NOT CONTACT THE CLERK OF THE COURT

REGARDING THIS NOTICE

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